APPENDIX A

To Item 2 of Schedule 13D

The following sets forth information with respect to certain of the executive officers and managers of Apollo Principal Holdings B GP, LLC. Capitalized terms used herein without definition have the meanings assigned thereto in the Schedule 13D to which this Appendix A relates.

Managers, Directors and Principal Executive Officers of Apollo Principal Holdings B GP, LLC

The managers and executive officers of Apollo Principal Holdings B GP, LLC are Marc Rowan, Scott Kleinman, and James Zelter. The principal occupation of each of Messrs. Rowan, Kleinman, and Zelter is to act as executive officer, manager and director of Apollo Principal Holdings B GP, LLC and other related investment managers and advisors.

None of Messrs. Rowan, Kleinman, and Zelter effected any transactions in the Class I common shares during the past 60 days.

The business address of each of Messrs. Rowan, Kleinman, and Zelter is c/o Apollo Management, L.P., 9 West 57th Street, 41st Floor, New York, New York 10019. Messrs. Rowan, Kleinman, and Zelter are each a citizen of the United States. Each of Messrs. Rowan, Kleinman, and Zelter disclaims beneficial ownership of the Class I common shares reported as beneficially owned by the Reporting Persons.

Exhibit A

Execution Version

TCW Asset Backed Finance Management Company LLC

515 South Flower Street

Los Angeles, CA 90071

May 30, 2025

AP Credit Solutions Holdings (RS) II, L.P.

c/o Apollo S3 Investment Management L.P. 9

West 57th Street

New York, NY 10019

United States of America

Re:	ABF Revenue Share

TCW Asset Backed Finance Management Fund LLC, a Delaware limited liability company (the “Adviser”), has agreed to sell the Revenue Share to AP Credit Solutions Holdings (RS) II, L.P., a Delaware limited partnership (“Apollo S3” and, together with the Adviser, the “Parties” and each, a “Party”), subject to the terms and conditions of this letter agreement. The Adviser is entering into this letter agreement on behalf of itself and in its capacity as investment adviser to the Fund.

Article I. Fund Commitment.

1.1.	Commitment Generally. Apollo S3 shall, or shall cause one or more of its Affiliates to, fund (each funding Person, an “Investor” and collectively, the “Investors”), in the aggregate, $100 million in cash to acquire Class I common shares of beneficial interest (the “Shares”) of TCW Private Asset Income Fund, a Delaware statutory trust (the “Fund”), with such cash fundings to be made by the Investors no later than ten (10) Business Days following written notice by the Adviser, but subject to Section 6.9 (the “Commitment”).

Article II. Revenue Share.

2.1.	Revenue Share Purchase. In consideration of the arrangements contemplated by this letter agreement, in addition to the Commitment, promptly following the date of this letter agreement, Apollo S3 shall pay, or cause one or more of its Affiliates to pay, an amount equal to $100,000 to the Adviser (or the Adviser’s designee), in cash by wire transfer to the account(s) designated by the Adviser for such purpose.

2.2.	Revenue Share Generally. With respect to the fiscal quarter of the Adviser during which the date of this letter agreement occurs and each subsequent fiscal quarter of the Adviser that commences prior to the Revenue Share Expiration Date, the Adviser shall pay, or cause to be paid, to Apollo S3 an amount equal to (i) the Revenue Sharing Percentage multiplied by (ii) the Revenue Share Pool for such quarterly period (calculated as of the final business day of such fiscal quarter), as such payment obligation may be adjusted pursuant to Section 2.3 (the revenue share contemplated by this Section 2.2, the “Revenue Share”). Payments of the Revenue Share shall be made in cash by wire transfer to the account(s) designated by Apollo S3 for such purpose. “Revenue Share Period” means the 10-year period commencing on the expiration of the Initial Ramp Date. The date on which the Revenue Share Period expires is referred to herein as the “Revenue Share Expiration Date”.

2.3.	Revenue Share Reductions.

(a)	Partial Periods. To the extent that a fiscal quarter of the Adviser (i) concludes, but does not commence or (ii) commences, but does not conclude, during the Revenue Share Period, Apollo S3’s Revenue Share shall be pro-rated to account for only the portion of such quarterly period within the Revenue Share Period.

(b)	Default; Violation of Lock-Up. In the event that Apollo S3 or any Investor materially breaches any of the provisions of this letter agreement, including by (x) failing to fund all or any portion of the Commitment in accordance with Section 1.1, (y) violating the Lock- Up Restrictions (subject to Section 2.4) or (z) violating any other transfer restrictions contained in this letter agreement, the Revenue Share (including, for the avoidance of any doubt, in respect of any Follow-On Vehicle) shall be forfeited in its entirety, such that the provisions of this Article II, Section 5.1, Section 6.1 (including any provisions elected pursuant to Section 6.1) and Section 6.15 shall automatically (subject to any cure right set forth in Section 2.4) be deemed null and void. For the avoidance of doubt, nothing in this Section 2.3(b) shall have any impact on any Article of this letter agreement other than Article II, Section 5.1, Section 6.1 (including any provisions elected pursuant to Section 6.1) and Section 6.15 nor shall anything in this Section 2.3(b) impact any other agreement between the Adviser or its Affiliates and Apollo S3 or its Affiliates.

(c)	Reduction of Revenue Sharing Percentage. The Investor’s Revenue Sharing Percentage shall be reduced (1) by 50 basis points (i.e., down to 4.50%) upon the occurrence of any one of the following events and (2) an incremental 50 basis points (i.e., down to 4.00%) upon the occurrence of a second of the following events:

(i)	The Fund, in the aggregate with any Parallel Funds, secures

$200 million of Third-Party Commitments on or before July 1, 2025;

(ii)	The Fund, in the aggregate with any Parallel Funds, secures

$400 million of Third-Party Commitments on or before December 31, 2025; or

(iii)	The Fund, in the aggregate with any Parallel Funds, secures

$750 million of Third-Party Commitments on or before July 1, 2026.

For the avoidance of doubt, except as contemplated by Section 2.3(b), the Revenue Sharing Percentage in respect of the Fund (i.e., TCW Private Asset Income Fund) shall not be reduced below 4.0% (but, for the avoidance of doubt, the Revenue Sharing Percentage in respect of any Follow-On Vehicle may be less than 4.0%, as contemplated by Section 2.5).

2.4.	Lock-Up. During the 5-year period commencing on the date of the initial purchase of Shares by one or more Investors pursuant to the Commitment, the Investors shall not Transfer (including through repurchase of the Shares by the Fund) any Shares purchased by the Investors pursuant to the Commitment; provided that to the extent permitted by the Fund Documents and applicable law, including those restrictions relating to Rule 23c-3 under the 1940 Act, (a) during the 1-year period commencing on the third anniversary of the initial purchase of Shares by one or more Investors pursuant to the Commitment, the Investors may collectively Transfer up to 33.3% of the aggregate Shares purchased by the Investors pursuant to the Commitment without any resulting reduction of the Revenue Sharing Percentage (or otherwise forfeiting any portion of the Revenue Share), (b) during the 1-year period commencing on the fourth anniversary of the initial purchase of Shares by one or more Investors pursuant to the Commitment, the Investors may collectively Transfer up to 66.6% of the aggregate Shares purchased by the Investors pursuant to the Commitment (calculated on an aggregate basis inclusive of any Shares Transferred pursuant to the foregoing clause (a)) without any resulting reduction of the Revenue Sharing Percentage (or otherwise forfeiting any portion of the Revenue Share) and (c) in the event any Investor unintentionally violates any Lock- Up Restriction, or is required to violate any Lock-Up Restriction as a result of legal, regulatory or tax reasons (including as a result of the dissolution or liquidation of such Investor), the Investors may remedy any such violation of such Lock-Up Restriction(s) by submitting to the Adviser or the Fund, no later than 10 Business Days following such violation, an application for the purchase of additional Shares in an amount equal to or greater than the amount of Transferred Shares that resulted in such violation. The foregoing restrictions are collectively referred to as the “Lock-Up Restrictions.” Notwithstanding the foregoing, the Lock-Up Restrictions will expire upon (v) a violation of Article III, (w) the Fund’s regulated investment company (“RIC”) status being terminated, (x) any IPO or exchange listing of the Fund, (y) any change in control of the Adviser or TCW that results in the Adviser or TCW, as applicable, being acquired by an entity that, at the time of the acquisition, sponsors an investment product that competes in any material respect with the Fund or any Parallel Fund or (z) both Dylan Ross and Max Scherr ceasing to be involved with managing the investment activities of the Fund (including due to resignation or termination). Notwithstanding the foregoing, the Lock-Up Restrictions shall not apply to Affiliate Transfers made in accordance with the terms of Section 6.2 (but shall apply to all other Transfers of Shares).

2.5.	Follow-On Vehicles.

(a)	Apollo S3 and its Affiliates will have a capacity right (but not an obligation) to make commitments or subscriptions to fund at least

$100 million to each Follow-On Vehicle.

(b)	The “Revenue Sharing Percentage” with respect to a Follow-On Vehicle shall equal the lesser of (i) 2% or (ii) the then-applicable Revenue Sharing Percentage in respect of the Revenue Share Pool attributable to the Fund (i.e., TCW Private Asset Income Fund).

(c)	The “Revenue Share Period” and “Revenue Share Expiration Date” with respect to each Follow-On Vehicle shall be coterminous with (and, for the avoidance of any doubt, shall in no event extend beyond) the Revenue Share Period and Revenue Share Expiration Date, respectively.

(d)	Subject to the modifications contemplated by Section 2.5(b) and 2.5(c), the provisions of this letter agreement, other than Section 2.5(a), shall apply, mutatis mutandis, to each Follow-On Vehicle, each Follow-On Vehicle Adviser and Apollo S3 or any Affiliate thereof that makes commitments or subscriptions to a Follow-On Vehicle (to the extent applicable), as if the Follow-On Vehicle was the Fund, the Follow-On Vehicle Adviser was the Adviser and any such Affiliates of Apollo S3 were Investors.

(e)	Notwithstanding this Section 2.5, if Apollo S3 or any of its Affiliates make a commitment to or subscribe to a Follow-On Vehicle, Apollo S3 or such Affiliate and the Follow-On Vehicle Adviser may agree in writing to vary the terms of this Section 2.5 in connection with such Follow-On Vehicle.

2.6.	Tax Matters.

(a)	The Parties hereto agree that the Revenue Share is intended to be treated as a contractual obligation of the Adviser to the Investor that does not constitute equity or indebtedness.

(b)	The Investor shall provide to the Adviser and the Fund a duly completed and properly executed U.S. Internal Revenue Service Form W-9. On the basis of such Form W-9, the Adviser confirms that it does not intend, under current law, to deduct and withhold any amounts pursuant to any Tax law from any Revenue Share payment described herein. Notwithstanding, to the extent required by any applicable Law, the Adviser, the Fund and any other applicable withholding agent may deduct and withhold from any payment made pursuant to this letter agreement an amount required to be deducted and withheld with respect to any such payment under the Code or any provision of state, local provincial or non-U.S. Law. To the extent that amounts are so deducted or withheld pursuant to any applicable tax Law, such deducted or withheld amounts shall be treated as having been paid to the Investor in respect of which such deduction and withholding was made. If any taxing authority asserts a claim that the applicable withholding agent did not properly withhold tax from amounts paid with respect to the payments made pursuant to this letter agreement for any reason (including because the appropriate form was not delivered, was not properly executed or because the recipient failed to notify the applicable withholding agent of a change in circumstances that rendered an exemption from, or reduction of, withholding tax ineffective), the Investor shall indemnify the applicable withholding agent fully for all amounts paid, directly or indirectly, by the applicable withholding agent as tax, or otherwise, including as penalties, fines, additions to tax and interest, together with any reasonable expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses; provided that, where such claim arises as a result of the negligence or other misconduct of the applicable withholding agent, the Investor shall indemnify such withholding agent for the tax, but not the penalties, fines, additions to tax, or interest resulting thereon, or any other related amounts. The Investor hereby authorizes the applicable withholding agent to set off and apply any and all amounts at any time owing to the Investor or any other ancillary agreement against any amount payable by the Investor to the applicable withholding agent pursuant to this Section 2.6. The applicable withholding agent shall notify the Investor of any taxes withheld and/or paid pursuant to this Section 2.6. The agreements in this Section 2.6 shall survive the termination of this letter agreement.

(c)	The Adviser shall use commercially reasonable efforts to provide any information reasonably available to the Adviser and reasonably requested in writing by the Investor that is reasonably necessary for the Investor to comply with any applicable tax or tax reporting obligations of the Investor; provided, however, that the Investor understands and agrees that (i) there can be no assurance that any such information or assistance will be available to the Adviser on account of delays or failures by the managers of investments or other third parties, or for other reasons beyond the Adviser’s control, (ii) any expenses relating to the Adviser’s or the Fund’s compliance with any such request shall be borne by the Investor, and (iii) none of the Adviser, any of its partners, members, shareholders or owners or the Fund shall have any liability in connection with any failure to so provide such information or assistance, or in connection with any failure of the Investor to meet its tax filing, reporting or payment obligations so long as such parties have otherwise complied with their obligations pursuant to this sub-paragraph (c).

Article III. Additional Covenants.

3.1.	Non-Circumvention. During the Revenue Share Period and for so long as the Revenue Share has not been forfeited pursuant to Section 2.3(b), each of the Adviser and TCW agree not to, directly or indirectly, take any action (including causing any portion of the Revenue Share Pool to be allocated to a Person other than the Adviser) with the purpose of circumventing any Investor’s rights or entitlements as set forth in this letter agreement.

3.2.	Successor Investment Adviser. For so long as the Revenue Share has not been forfeited pursuant to Section 2.3(b), in the event the investment advisory agreement, dated as of December 16, 2024, by and between the Adviser and the Fund (the “Advisory Agreement”) is terminated (including whether as a result of a voluntary termination by either party thereto, a change in control of the Adviser, a sale or transfer of the Advisory Agreement or otherwise) and there is a successor investment adviser, (a) if the successor investment adviser to the Fund is TCW or an Affiliate thereof, such successor investment adviser shall assume in writing all of the Adviser’s obligations with respect to Apollo S3 and the Investors contained in this letter agreement (including, Apollo S3’s entitlement to the Revenue Share), and the Adviser shall take all actions reasonably necessary to ensure that such assumption occurs, or (b) if the successor investment adviser to the Fund is not TCW or an Affiliate thereof, the Adviser or TCW (as applicable) shall use commercially reasonable efforts to cause such successor investment adviser to assume in writing all of the Adviser’s obligations with respect to Apollo S3 and the Investors contained in this letter agreement. This Section 3.2 shall apply mutatis mutandis to any Parallel Fund.

3.3.	Designees, Delegates and Sub-Advisers. For the avoidance of doubt, the Revenue Share Pool shall not be reduced by any gross revenue attributable to the Fund or any Parallel Fund payable or paid or allocable or allocated to any designee or delegate of the Adviser or to any sub-adviser of the Fund or the Adviser except as otherwise set forth in the proviso to the definition of Revenue Share Pool.

Article IV. Other Agreements.

4.1.	Secondary Opportunities. The Adviser acknowledges that one or more Affiliates of Apollo S3 may be interested in acquiring interests in private funds sponsored by the Adviser or otherwise by the ABF Platform pursuant to secondaries transactions. For the avoidance of any doubt, this Section 4.1 does not create any right or obligation (and is simply an acknowledgment of interest), and, for the avoidance of any doubt, no Person (including the Adviser or any Affiliates of the ABF Platform) shall be required to inform Apollo S3 of any potential sale or inform any Person of Apollo S3’s or its Affiliates’ potential interest in pursuing secondaries transactions.

4.2.	Registration Rights. To the extent Shares become listed for trading on a U.S. national securities exchange, either in connection with a public offering by the Fund or pursuant to a direct listing, the Adviser shall enter into a registration rights agreement (the “Registration Rights Agreement”) with respect to the Shares then held by any Investor or any of its Affiliates (the “Subject Shares”) to register offers and sales of the Subject Shares under the Securities Act of 1933, as amended (the “Securities Act”). The terms of such Registration Rights Agreement shall include customary demand and piggyback registration rights, and in any event shall be no less favorable to any Investor or its Affiliates, as applicable, than the terms of any similar registration rights that may be provided to any other holder of Shares in the Fund, and shall provide that the Fund shall: (a) file a resale registration statement under the Securities Act covering the resale of the Subject Shares (the "Resale Registration Statement") within sixty (60) calendar days following the later of (1) the date of such listing, and (2) the expiration of any applicable lockup restrictions covering the Subject Shares; (b) use commercially reasonable efforts to cause the Resale Registration Statement to become effective within one hundred and fifty (150) calendar days after its initial filing; and (c) take such steps as may be reasonably necessary from time to time to maintain such Resale Registration Statement, including filing such amendments or supplements thereto as may be required under the Securities Act, until the earliest of (1) five years, (2) such date as the Subject Shares have been transferred by any Investor or its Affiliates pursuant to such Resale Registration Statement and (3) in the event the Fund has removed all restrictive legends on the Subject Shares, such date as the Subject Shares can be sold pursuant to Rule 144 under the Securities Act without volume or manner of sale limitations or restrictions.

Article V. Information Rights; Press Release.

5.1.	Following each fiscal year of the Adviser in respect of which a Revenue Share payment is made to Apollo S3, the Adviser will provide to Apollo S3 (a) an annual statement setting forth the computation of the Revenue Share, the Revenue Share Pool and the payments made to Apollo S3 in respect of the preceding year and (b) supporting documentation or information relating to the foregoing or Apollo S3’s valuation of the Revenue Share as reasonably requested by Apollo S3.

5.2.	During the period commencing on the date of the Commitment and ending on the Initial Ramp Period, the Adviser will, upon the reasonable request of the Investor, provide the Investor with reasonably requested information with respect to the Fund, including with respect to the composition of the Fund’s portfolio investments, consistent with the Fund’s regulatory obligations and applicable law.

5.3.	Following the date of this letter agreement, TCW and Apollo S3 will draft and issue a mutually agreeable press release relating to the Commitment. No Party to this letter agreement will make any press release or public announcement relating to the arrangements contemplated by this letter agreement without the prior written consent of the other Parties.

Article VI. MFN; Additional Fund Terms.

6.1.	Most Favored Nation. If, at any time on or after the date hereof, the Adviser or the Fund enters into a Subject Arrangement in connection with an investment by any shareholder of the Fund (i.e., TCW Private Asset Income Fund) or any Parallel Fund (each, a “Shareholder”), other than a Designated Investor, and such Subject Arrangement grants any rights or benefits that are more favorable in any material respect (as determined by the Adviser in good faith) than those granted pursuant to this letter agreement, the Adviser shall disclose such rights or benefits to Apollo S3 in writing reasonably promptly after entering into the Subject Arrangement, and shall offer Apollo S3 the opportunity to elect to add the provision corresponding to such rights or benefits to this letter agreement by providing written notice to the Adviser within thirty (30) calendar days of receipt of such disclosure. To the extent Apollo S3 elects to add any provision of a Subject Arrangement to this letter agreement and such elected provision covers substantially similar subject matter as a provision existing in this letter agreement as of the time of such election, the elected provision will supersede the corresponding existing provision of this letter agreement in its entirety. With respect to any provisions granted on a joint and collective economic basis, for the avoidance of doubt, an election must be made with respect to the entire joint economic arrangement provided in the Subject Arrangement in place of the corresponding existing economic arrangements in this letter agreement (i.e., Apollo S3 shall not be permitted to “mix and match” economic provisions among Subject Arrangements or with economic provisions provided in this letter agreement). The election by Apollo S3 to include any such provision in this letter agreement will require the acceptance and compliance by Apollo S3 of the entire provision, including any conditions or other obligations that may be less favorable than any corresponding conditions or obligations in this letter agreement. Any provision elected by Apollo S3 pursuant to this Section 6.1 shall be effective upon the receipt of such election by the Adviser. This Section 6.1 does not apply to a term that (a) is related to any regulation, legal requirement, accounting regime or bona fide written policy consistently applied to a Person, its beneficial owners or any of their respective Affiliates, unless Apollo S3 is subject to the same regulation, legal requirement, accounting regime or bona fide written policy, or (b) grants the ability to disclose certain confidential information in consideration of the fact that a Person has disclosure obligations to any Governmental Authority or in respect of any applicable Law unless the Investor itself is directly or indirectly subject to the same disclosure obligations to any Governmental Authority or the same applicable Law, in each case, that gave rise to the applicable term. For purposes of this Section 6.1, the term (i) “Designated Investor” means any (A) of the current and former partners, principals and employees of TCW Group and their Affiliates and related Persons and any entity that is an Affiliate of TCW and (B) distribution partners (or investors that are clients of such distribution partners) in a private wealth channel and (ii) “Subject Arrangement” means any side letter or similar agreement entered into between the Adviser or the Fund (i.e., TCW Private Asset Income Fund) and a Shareholder that provides rights or benefits to a Shareholder or its Affiliates in or related to its capacity as a Shareholder, including any Revenue Sharing Arrangement.

6.2.	Transfers.

(a)	The Adviser agrees that it shall consent to any Transfer by any Investor of (i) any or all of its Shares (or shares (or similar) of a Parallel Fund) or (ii) all or any portion of the Revenue Share, in each case of clauses (i) and (ii), to one or more Affiliates of Apollo S3; provided that such Transfer (x) would not impose an undue burden on the Fund under the affiliation regime of the 1940 Act and (y) satisfies and complies with (1) all of the Transfer conditions contained in the Fund Documents and (2) certain customary tax, legal and regulatory conditions (including, but not limited to the restrictions contained in the 1940 Act and Rule 23c-3 thereunder and the consent of the Fund’s Board of Trustees), in each case as applicable (any such Transfer to one or more Affiliates of Apollo S3, an “Affiliate Transfer”). For the avoidance of doubt, the fact that the proposed Transfer may result in the Fund being required to disclose such Transfer, or the transferee, in its ordinary course public filings shall not be an independent basis for withholding consent under the foregoing limbs (x) or (y).

(b)	Without limiting Section 6.2(a), the Adviser agrees that it shall not unreasonably withhold, delay or condition its consent to any Transfer by any Investor of (i) any or all of its Shares (or shares (or similar) of a Parallel Fund) to any other Person or (ii) all or any portion of the Revenue Share to any other one Person (i.e., not multiple Persons) as long as such Person receiving the Transfer of the Revenue Share as the transferee agrees, as a condition to such Transfer, that such Person shall not Transfer the Revenue Share without the written consent of the Adviser, which consent may be granted or withheld in the Adviser’s sole discretion; provided that such Transfer(s) (i) would not impose an undue burden on the Fund under the affiliation regime of the 1940 Act and (ii) satisfies and complies with (x) all of the Transfer conditions contained in the Fund Documents and (y) certain customary tax, legal and regulatory conditions (including, but not limited to the restrictions contained in the 1940 Act and Rule 23c-3 thereunder and the consent of the Fund’s Board of Trustees), in each case as applicable. For the avoidance of doubt, the fact that the proposed Transfer may result in the Fund being required to disclose such Transfer, or the transferee, in its ordinary course public filings shall not be an independent basis for withholding consent under the foregoing limbs (i) or (ii).

(c)	Notwithstanding anything to the contrary in Sections 6.2(a) or 6.2(b), the Adviser shall be permitted to withhold its consent to any Transfer to the extent a prospective transferee is deemed, in the reasonable discretion of the Adviser, to be a competitor of the Fund or the Parallel Fund; provided that any entity managed, advised or controlled by Apollo S3 Investment Management, L.P. (“ASIM”) shall not be determined to be a competitor of the Fund. The status of any prospective transferee may be reevaluated upon a material change in the Fund’s or such Person’s business following the date of this letter agreement.

(d)	Any admission of additional partners or beneficial owners to, or a direct or indirect Transfer of interests or beneficial interests in, any Investor or the entities investing directly or indirectly in any Investor (including by way of any direct or indirect pledge, security or equivalent arrangement over such interests in any Investor or of any direct or indirect owner or beneficial owner of any Investor) shall not be deemed a Transfer for purposes of the Fund Documents so long as (i) following such admission or transfer, such Investor will remain advised or managed and controlled by ASIM or an Affiliate of ASIM, (ii) such transaction was not undertaken in such manner to circumvent the restrictions on Transfers under the Fund Documents and (iii) any such admission does not violate any of the restrictions set forth in the Fund Documents.

(e)	Notwithstanding the foregoing, nothing in this Section 6.2 shall be construed as waiving any requirement under the Fund Documents for the Adviser to consent to a Transfer.

(f)	Subject to the terms of this Section 6.2, any Transfer of the Revenue Share shall require the consent of the Adviser.

6.3.	Section 13 and Section 16 Filings. The Adviser will use its commercially reasonable efforts to provide each Investor and such Investor’s designated counsel with any information reasonably requested by such Investor or such Investor’s designated counsel for purposes of such Investor making filings required to be made by such Investor under Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If requested by any Investor or such Investor’s designated counsel, the Adviser will, or will cause the Fund to, use commercially reasonable efforts to assist the Investor in making such Section 13 and Section 16 filings; provided that, neither the Adviser nor the Fund shall be responsible for making such filings required to be filed by such Investor and any assistance by the Fund and/or the Adviser with respect to such filings (if any) shall not violate the Adviser’s or Fund’s regulatory duties.

6.4.	Provision of Information.

(a)	If the Adviser requests any information, documents, affidavits, certifications, verifications, representations or forms from the Investor that constitutes personally identifying information about any of the Investor’s underlying beneficial owners (“Identifying Information”), the Investor shall be required to provide such Identifying Information only if such information is (i) reasonably available to the Investor and providing such information would not violate the terms of the Investor’s organizational documents and (ii) as determined by the Adviser, in its good faith discretion, necessary or advisable to satisfy applicable law, rule or regulation or in connection with any legal process, is otherwise required by a governmental agency, regulatory body, judicial authority or self- regulatory organization, financial institution or any other counter- party (to the extent such counter-party’s request is based on applicable law, rule or regulation), or is required for the Adviser’s or the Fund’s tax reporting obligations or to avoid, reduce or mitigate taxes (including withholding taxes) on persons other than the Investor in any jurisdiction from or through which the Adviser receives payments.

(b)	If such necessary Identifying Information is requested by the Adviser, the Investor may choose to provide such information directly to the relevant governmental agency, regulatory body, judicial authority or self-regulatory organization, financial institution or other counter-party (rather than provide such information to the Adviser) to the extent allowed by the applicable governmental agency, regulatory body, judicial authority or self- regulatory organization, financial institution or other counter-party and to the extent provision of such information in such manner fully and timely satisfies the Adviser’s obligation pursuant to such applicable law or regulation or in connection with any legal process. To the extent it is necessary for the Investor to provide any such required Identifying Information to the Adviser, except as required by law, the Adviser shall ensure that it uses such Identifying Information only for the purposes for which it is provided and otherwise shall keep such information confidential. If the Investor is permitted to provide information directly to a governmental agency, regulatory body, judicial authority or self-regulatory organization, financial institution or other counterparty, the Investor will promptly provide the Adviser with notice that it has complied with its reporting obligations.

6.5.	Use of Name. Except to the extent reasonably necessary or appropriate for regulatory or tax compliance purposes, neither the Fund nor the Adviser nor any of their respective Affiliates shall use any Investor’s name, “Apollo,” “S3,” any derivative thereof or any name confusingly similar to any of the foregoing, or any trade name, trademark, trade device or service mark owned by ASIM or any of its Affiliates without the consent of ASIM (e- mail being sufficient), not to be unreasonably withheld, including, for the avoidance of doubt, in any written offering material, press release, brochure, public notice, or other publication material, or for marketing, promotional or advertising purposes. Nothing in the immediately preceding sentence shall prevent any disclosure or use of the name of any Investor or the fact of such Investor’s investment in the Fund: (a) in any financial statements or reports distributed to the Shareholders or in the books and records of the Fund; (b) as may be necessary, advisable or appropriate based on applicable Law or legal, governmental or public administrative process (including filings for U.S. federal and state and non-U.S. securities Laws in connection with the offering of Shares in the Fund, anti-money laundering, anti- boycott, anti-bribery or anti-terrorist Laws (and economic sanctions Law)); (c) to professional advisors (e.g., attorneys and accountants), investment bankers, administrators, other agents or service providers to the Fund and/or portfolio companies or funding sources (e.g., lenders and/or co-subscribers) to the Fund and/or portfolio companies on a non-marketing basis that, in each case, have agreed to keep such information confidential (or are otherwise subject to an obligation of confidentiality); (d) to current Shareholders (or their agents and representatives) and on a confidential basis to prospective Shareholders that request disclosure of the identity of the existing Shareholders, in each case, as part of a list of subscribers in the Fund (or subset thereof); (e) to the extent the Adviser reasonably determines it to be necessary or advisable in connection with an actual or potential investment; or (f) to the extent the Adviser reasonably determines it to be necessary or appropriate for tax compliance purposes. For the avoidance of doubt, none of the Fund, the Adviser or their respective Affiliates shall be liable if such Investor’s investment in the Fund is or becomes available or known to the public other than as a result of disclosure by the Fund, the Adviser or their respective Affiliates in breach of the terms of this Section 6.5.

6.6.	Distributions in Kind. At Apollo S3’s request and in compliance with the Adviser’s and the Fund’s regulatory obligations, the Fund or the Adviser shall forward any distribution of securities or other non-cash assets to either a securities broker or a liquidating or selling trust established by or for the benefit of an Investor, in either case as specified by Apollo S3, for disposition on such Investor’s behalf. With respect to any distribution of securities or other non-cash assets, the Fund or the Adviser shall, prior to such distribution, provide Apollo S3 with such information as it may reasonably request; provided that such information is reasonably available to the Fund or the Adviser without any material effort, burden or cost.

6.7.	Deemed Consent. Neither the Fund nor the Adviser shall deem the failure of any Investor to respond to a request for its approval or consent to any proposed transaction, amendment, variation or other matter expressly provided under the Fund Documents as constituting such Investor’s approval or consent and any approval or consent shall only be deemed given by such Investor’s affirmative written consent (e-mail being sufficient). Each Investor shall in good faith use its best efforts to provide responses for any such matter by the requisite deadline.

6.8.	Credit Facility. Notwithstanding anything to the contrary in this letter agreement, each Investor shall not be required to provide any documentation to an applicable lender in connection with any credit facility of the Fund or any of its portfolio companies pursuant to its Commitment, except for: (a) this letter agreement, on a confidential basis; and (b) a customary investor letter in a form reasonably acceptable to such Investor.

6.9.	Conditions of the Commitment. Unless otherwise agreed to in writing, the Adviser will use its best efforts to request that the Investors purchase, in the aggregate, $100 million of Shares (calculated based on the purchase price) within two years of the date the Investor first acquires Shares pursuant to the Commitment. Notwithstanding Section 1.1, Apollo S3’s obligation to fund the Commitment pursuant to Section 1.1 shall be subject to the following conditions, tested at each time the Adviser requests that an Investor purchases Shares: (1) the Fund’s offering documents (e.g., its prospectus), governing documents and registration statement shall be effective and in substantially the forms provided to Apollo S3 prior to the date of this letter agreement other than to the extent such documents have been amended, restated, supplemented, waived or otherwise modified from time to time to reflect updated risk disclosures, comments of any relevant regulatory agency, and changes required to comply with U.S. federal and state securities Laws and (2) the purchase of additional Shares by the Investors would not result in the Investors, in the aggregate, owning 50% or more of all issued and outstanding common shares of beneficial interest of the Fund (including Class I and Class A).

6.10.	Participation Rights. The Adviser, on its own behalf and on behalf of the Fund, agrees that each Investor shall be provided the right to participate (the “Participation Right”) in any offering of preferred shares of the Fund (such preferred shares, the “Preferred Shares”, and such offering, a “Preferred Offering”), subject to the following conditions:

(a)	following a Preferred Offering, the Preferred Shares will be held by at least five (5) or more investors; and

(b)	such Investor’s Participation Right shall be capped at an amount equal to twenty-five percent (25%) of the aggregate liquidation value of the Preferred Shares offered in the Preferred Offering.

Notwithstanding the foregoing, no Investor shall have a Participation Right with respect to a Preferred Offering conducted to facilitate the ability of the Fund to qualify as a “publicly offered regulated investment company” under the Code.

6.11.	Voting Rights. In the event (i) an Investor individually owns, controls or holds the power to vote 5% or more of the outstanding Shares of the Fund, such Investor hereby foregoes and waives any “voting rights” it has in respect of its Shares to the extent that the “voting rights” of the Investor equal or exceed 5% of the “voting rights” of the Shareholders of the Fund, or (ii) the Investors collectively own, control or hold the power to vote 25% or more of the outstanding Shares of the Fund, such Investors hereby forego and waive, pro rata with respect to each Investor’s Shares, any “voting rights” they have in respect of their Shares to the extent that the “voting rights” of such Investors equal or exceed 25% of the “voting rights” of the Shareholders of the Fund, and the Adviser and such Investor(s) hereby agree that such portion of the Shares held by such Investor(s) subject to such waiver shall automatically, and without any further action required by either Party, be deemed a non-voting interest. For purposes of this letter agreement, “voting rights” shall be rights deemed to be the equivalent to the right to vote for the election or removal of a director under applicable interpretations of the term “voting security” under the 1940 Act by the SEC or its staff, but for the avoidance of doubt, matters that are presented to such Investor in connection with voting and consent rights afforded to the Shareholders of the Fund under the operative documents of the Fund that do not constitute “voting rights” under the 1940 Act, shall not be subject to the provisions of this paragraph.

6.12.	Pledges. Each Investor shall be permitted to pledge any of it Shares to any lender of such Investor or any direct or indirect owner thereof and shall be permitted to grant any lender of such Investor or any direct or indirect owner thereof a security interest in any of its Shares; provided that any such pledge or other security interest with respect to such Shares shall only be in respect of distributions and other proceeds in respect thereof and shall not provide the financing source with the ability to foreclose on such Shares or to exercise any rights of such Investor under the Fund Documents or this letter agreement.

6.13.	Investment Company Matters.

(a)	The Adviser acknowledges that each Investor may rely on Section 12(d)(1)(E) of the 1940 Act and one or more of the direct or indirect owners of such Investor may rely on the exception from the definition of “investment company” under the 1940 Act set forth in Section 3(c)(1) or 3(c)(7) thereunder.

(b)	In the event that an Investor relies on Section 12(d)(1)(E) of the 1940 Act, it shall (i) either (A) seek instructions from its security holders with regard to the voting of all proxies with respect to the Shares and to vote such proxies only in accordance with such instructions, or (B) vote the Shares held by it in the same proportion as the vote of all other holders of the Shares, and (ii) refrain from substituting Shares unless the SEC shall have approved such substitution in the manner provided in Section 26 of the 1940 Act.

6.14.	Regulated Investment Company Status. The Adviser shall use reasonable best efforts to cause the Fund to be organized in conformity with the requirements for qualification and taxation as a RIC under Subchapter M of the Code, and to cause the Fund’s method of operation to enable it to meet the requirements for qualification and taxation as a RIC under the Subchapter M of the Code.

6.15.	Investment Restrictions. Subject to Section 6.14, the Fund will use commercially reasonable efforts to invest a majority of its investable assets in investments in U.S. issuers.

Article VII.    Adviser and Fund Representation and Warranties. The Adviser, on its own behalf and on behalf of the Fund, hereby represents and warrants to Apollo S3 and each Investor, that, unless otherwise indicated herein, as of the date of this letter agreement and on each date an Investor acquires Shares from the Fund, as follows:

7.1.	No Conflicts. The execution and delivery of this letter agreement and the Fund Documents does not, and the consummation of the transactions contemplated hereby and thereby, will not (i) violate or conflict with any provision of the Adviser’s or the Fund’s organizational documents or governing documents, (ii) violate any provision of any law, or any governmental order, applicable to the Adviser or the Fund or effect the suspension, revocation, forfeiture or nonrenewal of any material permit or license applicable to the Adviser or the Fund, (iii) conflict, violate or result in a breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, accelerate any obligation under, give rise to any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any person or otherwise adversely affect any rights of or require any consent of any person pursuant to, any note, bond, mortgage, indenture, agreement, lease, permit, instrument, obligation or other contract to which the Adviser or the Fund is a party or bound or (iv) result in the creation or incurrence of any lien on any property, assets or rights of the Adviser or the Fund, other than, in the case of clauses (i) through (iv), for such violations, breaches, defaults, terminations, cancellations, revocations, suspensions, liens or other exceptions which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business of the Adviser or the Fund.

7.2.	No Filings. The issuance, offer and sale of the Shares purchased pursuant to the Commitment will not require any consent, approval or authorization of, or filing, registration or qualification with, any U.S. federal or governmental authority not already received.

7.3.	Due Formation. The Adviser and the Fund are duly formed under the laws of their respective jurisdiction(s) of organization and are existing and in good standing under such laws.

7.4.	Power and Capacity. The Adviser has the power, capacity and authority to enter into this letter agreement, the Advisory Agreement and the Fund Documents (in each case, to the extent such party is party thereto, or otherwise bound by contract to perform thereunder, such documents and instruments, collectively, the "Applicable Documents"), and to perform its obligations thereunder.

7.5.	Due Authorization. The execution, delivery and performance by the Adviser of the Applicable Documents has been duly authorized by all necessary action on the part of it, subject to enforcement, bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and general equity principles.

7.6.	Enforceability. Each of the Applicable Documents to which the Adviser is a party has been duly executed and delivered by it, as applicable, and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to enforcement, bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and general equity principles.

7.7.	No Default. The execution and delivery of the Applicable Documents, the consummation of the transactions contemplated thereby and the performance of the obligations thereunder by the Adviser will not conflict with or result in any violation of or default under any provision of the Applicable Documents, any constitutional or organizational document of the Adviser, or any agreement or other instrument to which it is a party or by which it or any of its properties are bound, or any law or regulation which is applicable to it.

7.8.	Government Authorization. No authorization, consent, approval or order of any court or any governmental or administrative body is required by it as a result of the execution, delivery and performance by the Adviser of the Applicable Documents, other than those which have already been obtained, except any thereof which may be required of the Fund solely by virtue of the nature of any Shareholder.

7.9.	Not in Default. The Adviser is not in default in any material respect (nor has any event occurred which with notice, lapse of time, or both, would constitute a default in any material respect) in the performance of any agreement or other instrument to which it is a party or by which it or any of its or its properties are bound, which default or violation would materially adversely affect the business or financial condition of the Adviser or the Fund or impair the Adviser's or the Fund's ability to carry out its obligations under the Advisory Agreement or the Fund Documents.

7.10.	No SEC Investigations. There are no actions, proceedings or investigations pending before any court or governmental authority, including, without limitation, the SEC, or any state securities regulatory authority, against the Fund or the Adviser that claim or allege violation of any federal or state securities law, rule or regulation or the commission of fraud or misrepresentation or breach of fiduciary duties, that if adversely determined, would materially adversely affect the business or financial condition of the Fund or the Adviser.

7.11.	Anti-Bribery/Anti-Corruption/KYC.

(a)	Assuming the accuracy of the representations of each Shareholder to the Fund and the continued compliance with all applicable covenants to which the Investors have agreed, as of the date hereof, to the Adviser’s actual knowledge, neither the Commitment, the Revenue Share, nor the Adviser’s or the Fund’s use of such proceeds violates the International Money Laundering Abatement and Anti- Terrorist Financing Act of 2001 (as it may be amended from time to time) and any regulations promulgated thereunder, to the extent applicable.

(b)	The Adviser will use its commercially reasonable efforts (i) to cause the Adviser and the Fund not to be included on the Specially Designated Nationals and Blocked Persons List of the U.S. Department of the Treasury’s Office of Foreign Assets Control and (ii) to ensure that the Adviser and the Fund do not invest in any entity (A) appearing on the Specially Designated Nationals and Blocked Persons List of the U.S. Department of the Treasury’s Office of Foreign Assets Control, or (B) with which a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time.

(c)	The Adviser will use reasonable efforts to cause its officers to, not knowingly offer, promise or give any person, or request, accept or agree to receive from any person, whether for themselves or on behalf of another, a Bribe, or otherwise not knowingly conduct any act, directly in connection with the activities of the Fund in violation of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act of 1998 (Canada), any rules, regulations, directions or special measures promulgated thereunder, or any comparable laws or regulations, in each such case, to the extent applicable to the Adviser, the Fund or their respective officers (collectively, the “Anti-Corruption Laws”).

(d)	The Adviser represents, warrants and covenants as of the date hereof, to its knowledge, that:

(i)	neither it nor its officers (so far as it is aware) has offered, promised or given any person a Bribe, or requested, accepted or agreed to receive from any person, whether for itself or on behalf of another, a Bribe, directly in connection with the activities of the Adviser; and

(ii)	neither it nor its officers have been convicted of any offence involving bribery or corruption, nor have been or are the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offence or alleged offence involving a Bribe.

(iii)	For purposes of this paragraph, “Bribe” means any gift, payment, consideration, facilitation payment, financial or non-financial advantage or benefit of any kind which is illegal or corrupt, in any such case in breach of any applicable Anti-Corruption Laws.

(e)	The Adviser will adhere to policies and procedures designed to provide reasonable assurances that neither the Adviser, the Fund nor their respective officers will violate applicable Anti-Corruption Laws.

7.12.	Litigation/Investigation.

(a)	There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding in progress, pending or, to the knowledge of it, threatened against or affecting the Adviser that would be reasonably likely to have a material adverse effect on the business of the Adviser or the ability of Adviser to carry on its business in the manner contemplated by its own, and the Fund’s, governing documents.

(b)	The Adviser shall notify Apollo S3, as required by applicable law, of (a) any lawsuit or legal proceeding in which the Adviser, the Fund, any of their respective officers, or any Affiliate thereof is a named party and which is reasonably likely to materially adversely affect the business of the Adviser or the Fund, and (b) any formal investigation (other than routine investigations) of which the Adviser or the Fund becomes aware by the SEC or any other regulatory or administrative body with authority over the Adviser or the Fund that involves an allegation of a material violation of a material law (including the Anti-Corruption Laws) by the Adviser, the Fund, any of their respective officers, or any Affiliate thereof, to the extent that such investigation, if adversely determined, would be reasonably likely to materially adversely affect the Adviser’s ability to perform its obligations under its own, or the Fund’s, governing documents.

Article VIII. Definitions.

8.1.	“1940 Act” means the Investment Company Act of 1940, as amended.

8.2.	“AAA” has the meaning set forth in Section 9.5.

8.3.	“ABF Platform” means the Alternative Credit – Asset Backed Finance business unit of TCW.

8.4.	“Adviser” has the meaning set forth in the recitals of this letter agreement.

8.5.	“Advisory Agreement” has the meaning set forth in Section 3.2.

8.6.	“Affiliate” means, with respect to any specified Person, (i) any Person that directly or indirectly Controls, is Controlled by or is under common Control with such specified Person or (ii) any Person that is a general partner, managing member, manager or director of such specified Person.

8.7.	“Affiliate Transfer” has the meaning set forth in Section 6.2.

8.8.	“Apollo S3” has the meaning set forth in the recitals of this letter agreement.

8.9.	“Business Day” means any day on which commercial banks are generally open for business in New York, New York.

8.10.	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

8.11.	“Commitment” has the meaning set forth in Section 1.1.

8.12.	“Confidential Information” has the meaning set forth in Section 9.1.

8.13.	“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall be deemed to Control such Person.

8.14.	“Designated Investor” has the meaning set forth in Section 6.1.

8.15.	“Exchange Act” has the meaning set forth in Section 6.3.

8.16.	“Follow-On Vehicle” means any investment vehicle (a) registered or intended to be registered under the 1940 Act, (b) of which the Adviser, TCW or any of their respective Affiliates acts as general partner, manager, investment adviser, sponsor or otherwise as the primary source of transactions (with investment discretion) (a “Follow-On Vehicle Adviser”), (c) that has an asset-backed finance (ABF) investment strategy, (d) that is formed or organized within 2 years of the initial purchase of Shares by one or more Investors pursuant to the Commitment and (e) that is not a Parallel Fund (as determined by the Adviser in good faith).

8.17.	“Fund” has the meaning set forth in Section 1.1.

8.18.	“Fund Documents” means the Fund’s Registration Statement on Form N-2, Declaration and Agreement of Trust and Amended and Restated Bylaws, each as may be amended and/or restated from time to time.

8.19.	“Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

8.20.	“Initial Ramp Date” means the date on which the Fund secures, in the aggregate with any Parallel Funds, $300 million of Third-Party Commitments.

8.21.	“Investor” has the meaning set forth in Section 1.1. In the event that only Apollo S3 or a single Affiliate of Apollo S3 purchases Shares pursuant to the Commitment, the term Investors, as used in this letter agreement, shall be interpreted accordingly (i.e., as if written in the singular rather than the plural and with corresponding adjustments to syntax inferred to accomplish such intent).

8.22.	“Law” means all laws, ordinances, rules, regulations, orders, judgments or decrees of any Governmental Authority.

8.23.	“Lock-Up Restrictions” has the meaning set forth in Section 2.4.

8.24.	“Parallel Fund” means any investment vehicle (a) registered or intended to be registered under the 1940 Act, (b) that has the primary purpose of investing in parallel with or alongside the Fund and (c) that is formed or organized by the Adviser, TCW or any of their respective Affiliates within 2 years of the initial purchase of Shares by one or more Investors pursuant to the Commitment. The Adviser will serve as investment adviser to, and will be the recipient of any management, performance or similar fees or compensation attributable to, any Parallel Fund.

8.25.	“Participation Right” has the meaning set forth in Section 6.10.

8.26.	“Participation Shares” has the meaning set forth in Section 6.10.

8.27.	“Party” has the meaning set forth in the recitals of this letter agreement.

8.28.	“Person” means an individual, a partnership (general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental, quasi-governmental, judicial or regulatory entity or any department, agency or political subdivision thereof.

8.29.	“Preferred Offering” has the meaning set forth in Section 6.10.

8.30.	“Preferred Shares” has the meaning set forth in Section 6.10.

8.31.	“Registration Rights Agreement” has the meaning set forth in Section 4.2.

8.32.	“Resale Registration Statement” has the meaning set forth in Section 4.2.

8.33.	“Revenue Share” has the meaning set forth in Section 2.2.

8.34.	“Revenue Share Expiration Date” has the meaning set forth in Section 2.2.

8.35.	“Revenue Share Period” has the meaning set forth in Section 2.2.

8.36.	“Revenue Share Pool” means, with respect to the fiscal quarter of the Adviser during which the date of this letter agreement occurs and each subsequent fiscal quarter of the Adviser that commences prior to the Revenue Share Expiration Date, subject to Section 2.3(a), an amount equal to the gross revenue paid to the Adviser during such quarterly period attributable to the Fund or any Parallel Fund during such quarterly period; provided that the Adviser shall be permitted to reduce such amount by the greater of (a) 25% of the Revenue Share Pool (ignoring for purposes of determining such 25% any reduction on account of this proviso) or (b) the full amount of any gross revenues that are attributable to the first $350 million of (i) Shares or (ii) shares (or similar) in any Parallel Fund, in each case purchased by TCW Investors (calculated based on the purchase price of such Shares at the time of each applicable purchase); provided further that any such reduction under the foregoing limb (a) or (b) shall not exceed the aggregate gross revenue of the Adviser attributable to Shares or shares (or similar) in any Parallel Fund purchased by TCW Investors.

8.37.	“Revenue Sharing Arrangement” means, with respect to any investor in the Fund or a Parallel Fund, the right of such investor or any Affiliate thereof to receive, or obtain a direct or indirect benefit from, a portion of the revenues or profits of the Adviser or any Affiliate, designee or delegate of the Adviser, in all cases, solely in respect of the Fund (i.e., TCW Private Asset Income Fund) or a corresponding Parallel Fund.

8.38.	“Revenue Sharing Percentage” means 5%, subject to adjustment pursuant to Section 2.3.

8.39.	“RIC” has the meaning set forth in Section 2.4.

8.40.	“SEC” means the U.S. Securities and Exchange Commission.

8.41.	“Shareholder” has the meaning set forth in Section 6.1.

8.42.	“Shares” has the meaning set forth in Section 1.1.

8.43.	“Subject Arrangement” has the meaning set forth in Section 6.1.

8.44.	“Subject Shares” has the meaning set forth in Section 4.2.

8.45.	“Securities Act” has the meaning set forth in Section 4.2.

8.46.	“TCW” means TCW Group Inc.

8.47.	“TCW Group” means TCW together with its Affiliates.

8.48.	“TCW Investors” means TCW, the Adviser and their respective Affiliates and current or former partners, principals, managers, members, investment professionals, direct or indirect equityholders, officers and employees and investment companies advised by TCW, the Adviser and their respective Affiliates.

8.49.	“Third-Party Commitments” means binding commitments to purchase Shares (i.e., executed subscription documents unconditionally requiring the applicable investor to purchase Shares) or shares (or similar) in any Parallel Fund, excluding any such capital commitments or investments by Apollo S3 or its Affiliates or TCW Investors.

8.50.	“Transfer” means any sale, assignment, exchange, repurchase, pledge or disposition of Shares.

Article IX. Miscellaneous.

9.1.	Confidentiality.

(a)	Apollo S3 shall, and shall cause each of its Affiliates to, keep confidential this letter agreement, any agreements ancillary to this letter agreement, all information related to this letter agreement and all information provided pursuant to this letter agreement (collectively, “Confidential Information”), and Apollo S3 and each of its Affiliates shall maintain any Confidential Information provided to (or obtained by) any such Person in strict confidence and shall not disclose the Confidential Information to any Person other than to their officers, directors, fiduciaries, employees, agents, advisors, counsel, controlling Persons or consultants who have a business need to know such Confidential Information, who have been informed of the confidential nature of such Confidential Information, and who are, either by the nature of their positions or duties or pursuant to written agreement, subject to substantially equivalent restrictions with respect to the use and disclosure of the Confidential Information as are set forth in this letter agreement, without the prior written consent of the Adviser at the time of such disclosure. The obligation to maintain the Confidential Information in confidence shall not apply to any Confidential Information (i) that becomes publicly available (other than by reason of a breach of a confidentiality or non-disclosure agreement or contractual provision by the disclosing Party or one of its Affiliates), (ii) the disclosure of which by the disclosing Party has been consented to by the Adviser, or (iii) the disclosure of which is required by a court of competent jurisdiction or other Governmental Authority, in connection with any judicial, governmental or other regulatory proceeding, or as otherwise required by applicable Law. Before any Apollo S3 of any of its Affiliates discloses Confidential Information pursuant to clause (iii) above, such disclosing Party shall, to the extent not prohibited by Law and reasonably practicable under the circumstances, promptly notify the Adviser of the court order, subpoena, interrogatories, government order or other reason that requires disclosure of the Confidential Information so that the Adviser or its Affiliates may seek, at their sole expense, a protective order or other remedy to protect the confidentiality of the Confidential Information (in which case the disclosing Party will provide its reasonable cooperation in connection with any such protective order or other remedy) or waive compliance with this letter agreement. The potentially disclosing Party in such a circumstance shall not intentionally take any action to frustrate the efforts of the Adviser or its Affiliates to protect Confidential Information (which for these purposes shall not include a Party’s reasonable compliance with applicable Law). If the contesting Party is unsuccessful in preventing or limiting such disclosure, the disclosing Party shall disclose only that Confidential Information that its counsel advises that it is legally appropriate to disclose.

(b)	Nothing in this letter agreement shall be construed to prohibit any Person from reporting possible violations of applicable Law to any Governmental Authority, or making other disclosures that are protected under the whistleblower provisions of applicable Law or require any such Person to notify any Party hereto that it has made such reports or disclosures.

(c)	Notwithstanding the foregoing, the Adviser agrees that:

(i)	Generally. Each Investor may disclose Confidential Information to the extent: (i) such disclosure is required to be made by a governmental or regulatory entity having jurisdiction over the disclosing party; (ii) such disclosure is made in good faith in response to a request for information from a governmental or regulatory entity having jurisdiction over such disclosing party; (iii) such disclosure is made in good faith during the course of an examination of the disclosing party by a governmental or regulatory entity having jurisdiction over the disclosing party; or (iv) such disclosure is made in good faith in connection with enforcing the Investor’s rights under this letter agreement.

(ii)	Periodic Reporting. The Adviser hereby agrees that it shall not withhold from the Investors, and it shall disclose to the Investors, any information provided to Shareholders of the Fund as required by the periodic reporting and related requirements of the Exchange Act, and in accordance with Regulation FD thereunder.

(iii)	Underlying Beneficial Owners. Each Investor and its direct or indirect owners may disclose the following information that the Investor receives from the Adviser to their existing investors, so long as such investors are subject to an agreement to keep such information confidential (insofar as such information is Confidential Information): (i) the name and address of the Adviser and their respective affiliations with TCW; (ii) the fact that the Investor has made the Commitment and the date on which the purchase of Shares will be made; (iii) the fact that Investor has entered into this letter agreement for the Revenue Share and the terms of the Revenue Share; (iv) the cash distributions the Investor has received from the Revenue Share and the dates thereof (including any revenue share from a Follow-On Vehicle); (vi) the multiple on invested capital and internal rate of return on the Investor’s Revenue Share and any other ratios and performance information calculated by the Investor; (vii) any other Adviser-Level Information; and (viii) such other information which the Investors receive from the Adviser that is not deemed to be confidential.

(iv)	Prospective Investors. Each Investor and its direct and indirect owners shall be permitted to disclose to their bona fide prospective investors and to the bona fide prospective investors of any private investment vehicle for which ASIM or an Affiliate of ASIM provides investment advisory services or serves as general partner or managing member the following information: (i) the name and investment team of the Adviser; (ii) the fact that Apollo S3 has entered into the Revenue Share; and (iii) a summary of the Investor’s economic and governance rights in respect of the Revenue Share (clauses (i) - (iii), collectively, the “Adviser-Level Information”); provided that each such prospective investor is subject to a confidentiality agreement that is no less stringent than the confidentiality obligations set forth in the governing agreement of the Investor.

(v)	Beneficial Ownership Reporting. The Adviser acknowledges that the Investors maybe be required to make certain beneficial ownership reporting filings under Sections 13 and 16 of the Exchange Act (the “Beneficial Ownership Reporting Requirements”). To the extent required to comply with the Beneficial Ownership Reporting Requirements, as reasonably determined by any Investor, the Investors may disclose any confidential information it receives from the Fund, the Adviser or any of their Affiliates to comply with its beneficial ownership reporting requirements thereunder.

(vi)	Disclosure to Service Providers, Lenders and Prospective Lenders. The Investors may provide Confidential Information furnished by the Adviser to their bona fide service providers (including, without limitation, agents, representatives, administrators, consultants, accountants, legal and regulatory advisers) and lenders who have a need to know such information, and such service providers and lenders shall be subject to a duty of confidentiality with respect to such information.

(d)	To the fullest extent not prohibited by Law, the provisions of this Section 9.1 shall survive the termination or assignment of this letter agreement and shall be enforceable against the applicable Party after such termination or assignment.

9.2.	Counterparts. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

9.3.	Amendments. This letter agreement may be amended, waived or otherwise modified only by the prior written consent of each Party hereto.

9.4.	Governing Law; Severability. This letter agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. If it is determined by an arbitrator pursuant to Section 9.5 that any provision of this letter agreement is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the fullest extent permitted by applicable Law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this letter agreement.

9.5.	Arbitration. To the fullest extent permitted by applicable Law, any dispute, controversy or claim arising out of or relating to this letter agreement, including the validity, interpretation, performance, breach or alleged breach of this letter agreement, shall be settled by arbitration in New York, New York in accordance with the rules of the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (including the procedures for Large, Complex Commercial Disputes if applicable under those rules) in effect when the arbitration is commenced, and the arbitrator in such arbitration will be appointed in accordance with such Commercial Arbitration Rules. Notwithstanding that the venue for the arbitration will be in New York, New York, the legal seat of the arbitration will be in the State of Delaware. The arbitrator shall impose on the Parties to the arbitration procedures to ensure the confidentiality of the matters in dispute, the arbitration proceedings and the resolution thereof, and such Parties shall comply with such procedures. For purposes of any actions or proceedings ancillary to the arbitration referenced above (for example, proceedings seeking interim relief in aid of the arbitration or to enforce an arbitration award), the Parties hereto consent to the nonexclusive jurisdiction of the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court of the United States located in the State of Delaware or, if such courts shall not have jurisdiction, the Delaware Superior Court, and any appellate court from any appeal thereof. The Parties hereto agree that any process or notice of motion or other application to either of such courts, and any paper in connection with any such arbitration, may be served by certified mail, return receipt requested, by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration panel. If any arbitration is brought under this Section 9.5, the arbitrator may award the successful or prevailing Party reasonable attorneys’ fees and other reasonable costs incurred in such action or proceeding, in addition to any other relief to which the prevailing Party may be entitled. The costs of the arbitration (other than any costs that are specific to a particular Party, such as the fees and expenses of counsel, fact witnesses or experts), including any AAA administration fee and filing fee, arbitrators’ fees and the costs of the use of facilities during the hearings, shall initially be borne equally by the participating Parties, and promptly following the issuance of an award, the non-prevailing Party shall reimburse the prevailing Party for such costs (and any award of the arbitration panel shall contain a specific provision providing for the reimbursement of such costs by the non-prevailing Party). The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including injunctive relief and specific performance, or any remedy that would otherwise be available from a court of competent jurisdiction.

9.6.	Specific Performance. The Parties hereto acknowledge and agree that there will be no adequate remedy at law if any Party hereto fails to perform any of its obligations under this letter agreement and accordingly acknowledge and agree that each Party hereto, in addition to any other remedy to which it may be entitled at law or in equity or pursuant to this letter agreement, shall be entitled to compel specific performance of the obligations of any other Party under this letter agreement in accordance with the terms and conditions of this letter agreement (without any requirement to post bond or other security in connection therewith or to establish that monetary damages would be an inadequate remedy).

9.7.	Successors and Assigns. This letter agreement shall inure to the benefit of the Parties hereto and shall be binding upon the Parties hereto and their respective successors and permitted assigns. This letter agreement is not assignable without the consent of the Adviser. Any purported assignment that is not made in accordance with this letter agreement shall be deemed null and void.

9.8.	Notices. All notices, demands and other communications to be delivered under or by reason of provisions under this letter agreement shall be in writing and shall be deemed to have been delivered on the date when personally delivered, three Business Days after being mailed by first class mail (postage prepaid and return receipt requested), when transmitted by email (so long as the sender thereof has not received a bounce back email or other automatically generated transmission indicating that such email has not been received by the intended recipient thereof) (if sent before 5:00 p.m. Pacific time on a Business Day (and otherwise on the next Business Day)), or on the date after being sent by reputable overnight courier service (charges prepaid), in each case, to the addresses or email addresses set forth on Schedule 1.

9.9.	Headings. The headings in this letter agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

9.10.	Entire Agreement. This letter agreement and any other separate written agreement referenced herein, represents the entire agreement among the Parties hereto with respect to the subject matter hereof and terminates and supersedes all other agreements previously entered into among any of the Parties hereto relating to the subject matter hereof.

9.11.	Third-Party Rights. The provisions of this letter agreement shall not be deemed to create any rights in any persons not a Party hereto; provided that each Investor is and shall be an intended and express third-party beneficiary of the rights granted hereunder to Apollo S3 or the Investors.

*   *   *   *   *

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this letter agreement on the date first above written.

Adviser:

TCW ASSET BACKED FINANCE MANAGEMENT COMPANY LLC

By:	/s/ Dylan Ross
Name:	Dylan Ross
Title:	Authorized Signatory

Solely with respect to Article III:

TCW GROUP, INC.

By:	/s/ Drew Bowden
Name:	Drew Bowden
Title:	Authorized Signatory

[Signature Page to Letter Agreement re ABF Revenue Share]

Apollo S3:

AP CREDIT SOLUTIONS HOLDINGS (RS) II, L.P.

By: Apollo S3 Credit Solutions Advisers II, L.P., its general partner

By: Sliders Advisers GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

[Signature Page to Letter Agreement re ABF Revenue Share]